Exhibit 99.1


               ROCK FINANCIAL CORPORATION
               1991 INCENTIVE STOCK OPTION PLAN


     1. Purpose. The purpose of the Incentive Stock Option Plan (1991) (hereinafter called the "Plan"), is to promote the interests of Rock Financial Corporation (hereinafter called the "Holding Company"), by affording an incentive to certain officers and key management employees of the Holding Company and Rock Bank (hereinafter called the "Company") to remain in the employ of the Company and to use their best efforts in its behalf; and further to aid the Company in attracting, maintaining and developing capable management personnel of a caliber required to insure the Company's continued success, by means of an offer to such persons of an opportunity to acquire or increase their proprietary interest in the Holding Company through the granting of options to purchase the Holding Company's stock pursuant to the terms of this Plan.

     2. Shares Subject to Plan. (a) The shares to be delivered upon exercise of options granted under the Plan shall be made available, at the discretion of the Board of Directors, from the authorized unissued shares of the Holding Company's par value Common Stock or from shares of par value Common Stock reacquired by the Holding Company, including shares purchased in the open market.

     (b)  Subject to adjustments made pursuant to provisions of
Section 13, the aggregate number of shares which may be issued upon exercise of all options which may be granted under the Plan shall not exceed 80,000 shares of the par value Common Stock of the Holding Company.

     (c) In the event that any option granted under the Plan expires or terminates for any reason whatsoever without having been exercised in full, the shares subject to, but not delivered under, such option shall become available for other options to the same employee or other employees without decreasing the aggregate number of shares which may be granted under the Plan; or shall be available for any lawful corporate purpose.

     (d) More than one option may be granted to an optionee pursuant to this Plan.

     3. Option Agreements. (a) Each option under the Plan shall be evidenced by an option agreement, which shall be signed by an officer of the Holding Company and by the employee and which shall contain such provisions as may be approved by the Committee (as defined in Section 4).

     (b) The option agreements shall constitute binding contracts between the Holding Company and the optionee and every optionee, upon acceptance of such option agreement, shall be bound by the terms and restrictions of this Plan and of the option agreement.

     (c) The terms of the option agreement shall be in accordance with this Plan, but may include additional provisions and restrictions, provided that the same are not inconsistent with the Plan.

     4. Administration. The Board of Directors of the Holding Company shall appoint an option committee (hereinafter called the "Committee"), to administer the Plan, which Committee shall include not less than three members of the Board of the Holding Company, to serve at the pleasure of the Board. The Committee shall have full power and authority to construe, interpret, and administer the Plan and may from time to time adopt such rules and regulations for carrying out this Plan as it may deem proper and in the best interests of the Company. Subject to the terms, provisions, and conditions of the Plan, the Committee shall have exclusive jurisdiction (i) to select the key employees to whom options shall be granted, (ii) to determine the number of shares subject to each option, (iii) to determine the time or times when options will be granted, (iv) to determine the option price of the shares subject to each option, (v) to determine the time when each option may be exercised, (vi) to fix such other provisions of the option agreement as the Committee may deem necessary or desirable consistent with the terms of this Plan, and (vii) to determine all other questions relating to the administration of the Plan. The interpretation of any provisions of this Plan by the Committee shall be final, conclusive, and binding upon all persons and the Board of Directors shall place into effect the determination of the Committee.

     5. Eligibility. Key employees of the Company, the Holding Company, and any of its subsidiaries, including officers and directors who are salaried employees shall be eligible to receive options. The fact that an employee has been granted an option under this Plan shall not in any way affect or qualify the right of the employer to terminate his employment at any time. Nothing contained in this Plan shall be construed to limit the right of the Company to grant options otherwise than under the Plan for any proper and lawful corporate purpose, including but not limited to options granted to key employees. Key employees to whom options may be granted under the Plan will be those selected by the Committee from time to time who, in the sole discretion of the Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company.

     6. Option Price. The price at which shares of stock may be purchased under an option granted pursuant to this Plan shall be determined by the Committee but shall not be less than 100 percent of fair market value of such shares on the date that the option is granted, such fair market value to be determined by, and in accordance with procedures to be established by, the Committee. For all purposes of this Plan, the fair market value shall be the highest closing price of the stock on an established stock exchange on the day the option is granted, or if no sale of the stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock. The option price will be subject to adjustments in accordance with provisions of Section 10 herein.

     7. Exercise of options. (a) Subject to the provisions of the Plan with respect to termination of employment under Section 9 herein, the period during which each option may be exercised shall be fixed by the Committee at the time such option is granted, but such period shall expire not later than ten years from the date the option is granted.

     (b) Each option granted under the Plan may be exercised only during the continuance of the optionee's employment with the Company or one of its subsidiaries. Subject to the foregoing limitations and the terms and conditions of the option agreement, each option shall be exercisable in whole or in part in install-ments at such time or times as the Committee may prescribe and specify in the applicable option agreement.

     (c) No shares shall be delivered pursuant to any exercise of an option until the requirements of such laws and regulations as may be deemed by the Committee to be applicable to them are satisfied and until payment in full in cash of the option price for them is received by the Holding Company. No optionee, or the legal representative, legatee, or distributee of an optionee, shall be deemed to be a holder of any shares subject to any option unless and until the certificate or certificates for them have been issued.

     8. Ten-percent owners. Notwithstanding the provisions of paragraphs 6 and 7, above, the following terms and conditions shall apply to options granted hereunder to a "10-percent owner." For this purpose, a "10-percent owner" shall mean on optionee who, at the time the option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Holding Company or of any subsidiary thereof. With respect to a 10-percent owner:

     (a) the price at which shares of stock may be purchased under an option granted pursuant to this Plan shall be not less than 110 percent of the fair market value thereof, said fair market value being determined in the manner described at paragraph 6, above; and

     (b) the period during which any such option may be exercised, to be fixed by the Committee in the manner described at paragraph 7 above, shall expire not later than five years from the date the option is granted.

     9. Annual limit on grant and exercise. Options shall not be granted to any individual pursuant to this Plan, the effect of which would be to permit such person to first exercise options, in any calendar year, for the purchase of shares having a fair market value in excess of $100,000 (determined at the time of the grant of the options in the manner described at paragraph 6, above). An optionee hereunder may exercise options for the purchase of shares valued in excess of $100,000 (determined at the time of grant of the options in the manner described at paragraph 6, above) in a calendar year, but only if the right to exercise such options shall have first become available in prior calendar years.

     10. Other terms and conditions. Any option granted hereunder shall contain such other and additional terms, not inconsistent with the terms of this Plan, which are deemed necessary desirable by the Committee, which such terms together with the terms of this Plan, shall constitute such option as an "Incentive Stock Option" within the meaning of Section 422A of the 1986 Internal Revenue Code and lawful regulations thereunder.

     11. Transferability of options. An option granted under the Plan may not be transferred except by will or the laws of descent or distribution, and during the lifetime of the employee to whom granted, may be exercised only by such employee.

     12. Termination of employment. In the event that employment of an optionee by the Company or any subsidiary is terminated for any reason other than death, an option granted hereunder shall be exercisable by the optionee at any time prior to the expiration date of the option or within three months after the date of such termination, whichever is earlier, but only to the extent the optionee had the right to exercise such option at the date of such termination. In the event of the death of an optionee while in the employ of the Company (or within three months after termination of employment by reasons of retirement with the consent of the Company), his option shall be exercisable by the person or persons to whom such optionee's rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of the option or within three months after the date of such death, whichever is earlier, but only to the extent the optionee had the right to exercise such option on the date of his death.

     13. Capital adjustments affecting stock. In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of stock subject to this Plan and the number of shares under option shall be adjusted consistent with such capital adjustment. The price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable under exercise of any such option. The granting of an option pursuant to this Plan shall not affect in any way the right or power of the Holding Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

     14. Amendments, suspension or termination. The Board of Directors of the Holding Company shall have the right, at any time, to amend, suspend or terminate the Plan in any respect which it may deem to be in the best interests of the Holding Company, provided, however, no amendments shall be made in the Plan without the approval of the stockholders of the Holding Company which:

     (a) Increase the total number of shares for which options may be granted under this Plan for all key employees or for any one of them except as provided in Section 13;

     (b) Change the minimum purchase price for the optioned shares, except as provided in Section 13;

     (c) Affect outstanding options or any unexercised rights thereunder, except as provided in Section 7;

     (d)  Extend the option period provided in Section 7; or

     (e)  Extend the termination date of the Plan.

     15. Effective date, term, and approval. Subject to the approval of the stockholders of the Company at the Annual Meeting in 1991, the Plan shall take effect on July 1, 1991. This Plan will terminate on June 30, 2001 and no options may be granted under the Plan after that date, unless an earlier termination date after which no options may be granted under the Plan is fixed by action of the Board of Directors of the Holding Company, by any option granted prior thereto may be exercised in accordance with its terms. The Plan and all options granted pursuant to it are subject to all laws, approvals, requirements and regulations of any governmental authority which may be applicable thereto and, notwithstanding any provisions of the Plan or option agreement, the holder of an option shall not be entitled to exercise his option nor shall the Holding Company be obligated to issue any shares to the holder if such exercise or issuance shall constitute a violation by the holder or the Holding Company of any provisions of any such approval requirements, law or regulation.